UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	333-35083	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania	16365
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 26, 2013, United Refining Company (the “Company”) issued and sold (the “Share Sale”) to United Refining, Inc., the sole stockholder of the Company (“URI”), 14,116.375 shares of the 6% Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for an aggregate purchase price of $141,163,750 in accordance with the terms and provisions of a Subscription Agreement by and between the Company and URI (the “Subscription Agreement”). The Subscription Agreement contains customary representations and warranties concerning the acquisition of the Series A Preferred Stock by URI and restrictions on the transfer of the Series A Preferred Stock. Please see the description contained in Item 5.03 below for a description of the material terms of the Series A Preferred Stock, which is incorporated herein by reference. In addition, please see the description contained in Item 8.01 below for a description of the use of proceeds of the Share Sale, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 26, 2013, the Board of Directors of the Company and the Company’s sole stockholder, URI, approved and the Company filed with the Secretary of State of the Commonwealth of Pennsylvania, an Articles of Amendment to the Articles of Incorporation of the Company, which attached thereto the Amended and Restated Articles of Incorporation of the Company (the “Amendment”). The Amendment effected the adoption of the following provisions (terms not otherwise defined herein shall have the meanings ascribed thereto in the Amendment):

•	The capital stock of the Company was increased from 100 to 50,100, of which 50,000 were designated as preferred stock.

•

Out of the preferred stock, the Company created the Series A Preferred Stock and the Amendment includes the designations of the rights and preferences of such series. Among other things, the Series A Preferred Stock, of which the Company is authorized to issue a maximum of 25,000, carry the following rights:

•

The Series A Preferred Stock rank (i) senior to the Company’s common stock; (ii) senior to all other classes of equity securities other than preferred stock which by their terms do not rank senior to the Series A Preferred Stock; and (iii) on parity with any other series of the Company’s preferred stock that does not provide that it ranks junior to the Series A Preferred Stock;

•	The Series A Preferred Stock shall receive dividends at a rate of 6.00% of the Stated Value per annum;

•

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to receive 100% of the Stated Value plus any accrued and unpaid dividends, whether or not declared;

•	The Series A Preferred Stock shall have no voting rights unless otherwise required by law;

•

In the event dividends have not been paid in the aggregate amount payable for six or more Dividends Periods, holders of the Series A Preferred Stock shall be entitled to elect two directors to the Board of Directors, who shall remain directors until all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or set aside for payment. Upon the payment or set aside of such dividends, the term of office of the directors appointed by the holders of the Series A Preferred Stock shall terminate and the size of the Board of Directors shall automatically decrease by two; and

•

The Series A Preferred Stock are perpetual and have no maturity date. However, the Company may, at its option, redeem shares of the Series A Preferred Stock, in whole or in part, on any Dividend Repayment Date on or after July 26, 2023 at a price of $10,000 per share plus accrued and unpaid dividends.

•	The personal liability of directors for monetary damages for any action taken, or the failure to take any action, as a director after January 27, 1987 was eliminated to the fullest extent of the law.

•	The Company added an indemnification provision enabling the Company to indemnify directors, officers, employees or agents of the Company in claims related to such service.

•	Shareholders may take action by written consent without a meeting.

This summary of the Amendment is qualified in its entirety by reference to the actual Amendment, which is filed as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On July 29, 2013, the Company announced it has initiated the redemption of $127,750,000 aggregate principal amount of its outstanding $365 million 10.500% First Priority Senior Secured Notes due in 2018 (the “Notes”). The redemption represents 35% of the initial aggregate principal amount of the Notes. Funding for the redemption comes from the Stock Sale. In accordance with the Indenture governing the Notes, the Company obtained an opinion concerning the fairness from a financial point of view of the issuance of the Series A Preferred Stock to URI upon the terms of the Subscription Agreement.

Notes in the aggregate principal amount of $127,750,000 will be redeemed on August 30, 2013 at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest to August 30, 2013. On or before August 30, 2013, the Note should be presented to The Bank of New York Mellon Trust Company, N.A., as paying agent for the redemption. A Notice of Redemption will be sent to registered holders on or about July 29, 2013, which will contain additional information about the terms and conditions of the redemption. Holders owning Notes through a broker, bank or other nominee should contact that party for further information on the redemption. Note holders may call the paying agent for the redemption, The Bank of New York Mellon, at (412) 236-1201.

A copy of a press release relating to the redemption is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1.	Articles of Amendment to the Articles of Incorporation of United Refining Company

99.1	Press release, dated July 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: Jul 29, 2013

UNITED REFINING COMPANY

By:	/s/ James E. Murphy
	Name:	James E. Murphy
	Title:	Vice President, Chief Financial Officer and Treasurer